EXHIBIT 99







                                                  January 15, 2002


FOR RELEASE:      Immediately
CONTACT:          News Media: Denise VanBuren, (845) 471-8323
                  Analysts: Christopher Capone, (845) 486-5597



                CH Energy Group Revises 2001 Earnings Guidance

(POUGHKEEPSIE, NY) CH Energy Group, Inc. (NYSE: CHG) today announced that the corporation's 2001 earnings per share would be approximately $3.10, below its previously announced target of $3.25 per share but above last year's earnings per share of $3.05, according to Chief Financial Officer Steven V. Lant. CH Energy Group's utility subsidiary Central Hudson Gas & Electric Corporation performed above expectations. However, earnings were below expectations at Central Hudson Energy Services, especially its CH Resources, Inc. business unit (the sale of which was announced in 2001).

      CH Energy Group announced the sale of CH Resources to Wisconsin Power Systems on December 21, 2001, for approximately $61 million. CH Energy Group will likely realize a net gain from the sale, after expenses, taxes and certain offsets.

      CH Energy Group, Inc. plans to announce its audited financial results for 2001 on February 1, 2002.

      CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy industry through two primary subsidiaries: Central Hudson Gas & Electric Corporation and Central Hudson Energy Services, Inc. Central Hudson is a regulated electric and natural gas utility serving approximately 625,000 people in eight counties of New York State's Mid-Hudson Valley. Central Hudson Energy Services is a family of competitive businesses supplying natural gas, fuel oil, electricity and propane - as well as a full menu of energy services - to more than 75,000 customers throughout the Northeast and Mid-Atlantic States. The corporation had consolidated revenues of $750 million in 2000.

                                       # # #

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67, and within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time-to-time in the Company's reports filed with the SEC. All forward-looking statements are intended to be subject to the safe harbor protections provided by the laws mentioned above. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. Those factors include final confirmation of results and of accounting adjustments; weather; energy supply and demand; developments in the legislative, regulatory and competitive environment; electric and gas industry restructuring and cost recovery; future market prices for energy, capacity and ancillary services; the outcome of pending litigation; and certain environmental matters, particularly ongoing development of air quality regulations and industrial waste remediation requirements.